Exhibit 99.1

Electro Rent Corporation	FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	Daniel Greenberg
Berkman Associates	Chairman & CEO
(310) 826-5051	Electro Rent Corporation
info@BerkmanAssociates.com	(818) 786-2525
Electro Rent Corporation Reports Higher Revenue and
Net Income For the Fourth Quarter of 2007 Versus Prior Year
     VAN NUYS, CALIFORNIA, August 13, 2007 — Electro Rent Corporation (NASDAQ:ELRC) today announced higher revenue and net income for the fourth quarter of fiscal 2007 compared to the same period of fiscal 2006.
     “We made meaningful strides this past year in developing every significant dimension of our business, and are fully committed to the task of building the infrastructure needed to achieve the sustained double-digit growth Electro Rent is capable of delivering over the longer term. This means continuing to expand geographically, continuing to expand the reach and excellence of our sales force, forging better relationships with our suppliers and customers, broadening the scope of our product offerings, and providing more complex and sophisticated services than ever before,” said Chairman and Chief Executive Officer Daniel Greenberg.
Fourth Quarter Results
     For the three months ended May 31, 2007, total revenues increased 6.5% to $33.0 million compared to $31.0 million for the fourth quarter of fiscal 2006. Rental and lease revenue increased 7.4% to $27.2 million compared to $25.3 million a year earlier, reflecting growth in equipment demand in Electro Rent’s domestic markets as well as the Company’s expansion into China and Europe. Revenue from equipment sales and other revenues increased 2.6% to $5.8 million compared to $5.7 million for the fourth quarter of the prior fiscal year.
     Operating expenses for the fourth quarter of fiscal 2007 increased 7.2% to $24.3 million from $22.7 million a year earlier, primarily the result of an increase in depreciation and cost of equipment sales for the period. SG&A expenses increased 2.9% for this year’s fourth quarter, to $9.8 million compared to $9.5 million for the fourth quarter of fiscal 2006. SG&A expenses for the fourth quarter of fiscal 2007 included $0.2 million of stock compensation expense as a result of the adoption of SFAS 123R in fiscal 2007; there was no comparable expense for the fourth quarter of fiscal 2006.
     Pretax profit increased 7.0% to $9.7 million for the fourth quarter of fiscal 2007 compared to $9.1 million a year earlier.
     Electro Rent’s net income for the fourth quarter of fiscal 2007 was $6.2 million, or $0.24 per diluted share. This compares to net income for the fourth quarter of fiscal 2006 of $5.7 million, or $0.22 per diluted share.
Twelve Months Results
     For the twelve months ended May 31, 2007, total revenues increased 9.1% to $125.3 million compared to $114.8 million for fiscal 2006. Rental and lease revenue increased 13.8% to $103.1 million from $90.5 million for the prior fiscal year. Revenue from equipment sales and other revenue decreased 8.6% to $22.2 million from $24.3 million.
     Operating expenses for fiscal 2007 increased 15.8% to $96.2 million compared to $83.1 million for fiscal 2006.
     Net income for the twelve months ended May 31, 2007 was $21.0 million, or $0.81 per diluted share, which included $1.6 million of other income (pre-tax) from the settlement of a class action lawsuit. This compares to net income for the twelve months ended May 31, 2006 of $22.2 million, or $0.86 per diluted share. The effective tax rate for fiscal 2006 reflected a $1.0 million reduction in the accrual for income taxes due to the expiration of specific risks related to closed tax audit years. The higher rate in fiscal 2007 reflected a decline in tax-advantaged investments and extraterritorial income exclusions.
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Electro Rent Corporation Reports Higher Revenue and Net Income For the Fourth Quarter of 2007
August 13, 2007
Page Two

Balance Sheet Items
     Equipment purchases increased to $73.9 million for fiscal 2007. This compares to equipment purchases of $65.8 million for fiscal 2006, which included $5.6 million of equipment acquired with the Rush transaction. The book value of Electro Rent’s equipment pool rose to $161.8 million at May 31, 2007 from $140.1 million at May 31, 2006.
     Cash, cash equivalents and marketable securities were $80.7 million at May 31, 2007 compared to $81.5 million at May 31, 2006. Electro Rent has no debt. Shareholders’ equity increased to $243.5 million at May 31, 2007 from $221.8 million at May 31, 2006.
Discussion and Analysis
     “Electro Rent’s new businesses in Europe and China delivered solid revenue growth during fiscal 2007, their first full year of operations, and contributed to the Company’s profitability in the year’s fourth quarter. We are optimistic that these trends will continue in the new fiscal year as we continue to benefit from the international infrastructure that we are creating in the world’s three key markets for test and measurement and data products equipment—Europe, Southeast Asia, and the Americas,” Greenberg said.
     Electro Rent took a variety of steps in fiscal 2007 to enhance its leadership position in the test and measurement equipment rental market by adding sales channels and expanding its marketing efforts, steps that the Company believes will help increase its customer base and build market share. Electro Rent also continued to invest in its traditional defense and aerospace, telecommunications and wireless communications markets, and committed substantial resources to develop its position in the manufacturing market.
     “In addition, the integration of Rush Computer Rentals is now complete, and the acquisition appears to have helped revitalize our data products business. Rush is showing clear signs of serving as the foundation of a much broader data products renaissance for Electro Rent both domestically and abroad,” Greenberg said.
     “While it has taken several years for us to design and implement the strategy that will allow us to take full advantage of our size, our financial strength, and our international service capability, the vision that has been implicit in our actions has now come into focus: we are integrating the disparate yet complementary elements of our business into a seamless whole that enhances the value we deliver to our customers in a way that no other competitor can match,” Greenberg concluded.
About Electro Rent
     Electro Rent Corporation (www.ElectroRent.com) is one of the largest nationwide organizations devoted to the short-term rental and leasing of general purpose electronic test equipment, personal computers and servers.
“Safe Harbor” Statement:
     Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our management’s current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management’s assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.
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ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited) (000’s omitted, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2007	2006	2007	2006
Revenues:
Rentals and leases	$27,165	$25,294	$103,083	$90,548
Sales of equipment and other revenues	5,832	5,684	22,168	24,258

Total revenues	32,997	30,978	125,251	114,806

Operating expenses:
Depreciation of rental and lease equipment	10,685	9,994	42,174	35,776
Costs of revenues other than depreciation of rental and lease equipment	3,836	3,175	13,674	13,574
Selling, general and administrative expenses	9,828	9,548	40,392	33,755

Total operating expenses	24,349	22,717	96,240	83,105

Operating profit	8,648	8,261	29,011	31,701

Interest income, net	1,042	799	3,869	2,705

Income from settlement	—	—	1,571	—

Income before income taxes	9,690	9,060	34,451	34,406

Income tax provision	3,522	3,396	13,402	12,222

Net income	$6,168	$5,664	$21,049	$22,184

Earnings per share:
Basic	$0.24	$0.22	$0.82	$0.87
Diluted	$0.24	$0.22	$0.81	$0.86

Shares used in per share calculation
Basic	25,897	25,540	25,716	25,359
Diluted	26,115	25,959	26,053	25,762

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (000’s omitted)

	May 31,
	2007	2006
Assets

Cash and cash equivalents	$57,172	$58,748
Marketable securities	23,550	22,750
Accounts receivable, net	17,161	15,255
Rental and lease equipment, net	161,806	140,108
Other property, net	14,990	15,528
Goodwill	2,859	2,083
Intangibles, net	1,571	2,127
Other	5,710	4,337

	$284,819	$260,936

Liabilities and Shareholders’ Equity

Liabilities:
Accounts payable	$10,084	$11,344
Accrued expenses	11,019	8,595
Deferred revenue	5,047	4,557
Deferred tax liability	15,190	14,599

Total liabilities	41,340	39,095

Commitments and contingencies

Shareholders’ equity:
Common stock	32,212	26,351
Retained earnings	211,267	195,490

Total shareholders’ equity	243,479	221,841

	$284,819	$260,936